Exhibit M

Following is the Code of Ethics for The Capital Group Companies Inc. (Capital), which includes Capital Research and Management Company, the investment adviser to the American Funds and those involved in the distribution of the funds, client support and services; and Capital Group International Inc. (CGII), which includes Capital Guardian Trust Company and Capital International Inc. The Code of Ethics applies to all associates.

                           The Capital Group Companies
                                 CODE OF ETHICS

All of us within the Capital organization are responsible for maintaining the very highest ethical standards when conducting business. In keeping with these standards, we must always place the interests of clients and fund shareholders ahead of our own. Moreover, we should adhere to the spirit as well as the letter of the law and be vigilant in guarding against anything that could color our judgment.

Over the years we have earned a reputation for the highest integrity. Regardless of lesser standards that may be followed through business or community custom, we must observe exemplary standards of openness, integrity, honesty and trust. Accordingly, we have adopted certain standards as described below for the purpose of deterring wrongdoing and promoting: 1) honest and ethical conduct; 2) full, fair, accurate, timely and understandable disclosure in reports and documents; 3) compliance with applicable laws (including federal securities laws), rules, and regulations; 4) the prompt internal reporting of violations of our Code of Ethics; and 5) accountability for adherence to our Code of Ethics.

General Guidelines
Although specific policies are discussed in more detail below, these are general guidelines that all Capital associates should be aware of:

      o It is a crime in the U.S. and many other countries to transact in a company's securities while in possession of material non-public information about the company. If there is any question as to whether you've received material information (typically from a company "insider") you should contact any member of the legal staff to discuss.
      o You should not knowingly misrepresent, or cause others to misrepresent, facts about Capital to clients, fund shareholders, regulators, or any other member of the public. Disclosure in reports and documents should be fair and accurate.
      o You should not accept extravagant gifts or entertainment from persons or companies who are trying to solicit business from any of the Capital companies. Capital's Gifts and Entertainment Policy is summarized below.
      o Safeguarding non-public information - All associates are responsible for safeguarding non-public information about securities recommendations and fund and client holdings (for example, analyst research reports, investment meeting discussions or notes, current fund/client transaction information). If you have access to such

Code of Ethics                                                    December 2005

            Exhibit M information, you will likely be subject to additional personal investing limitations under Capital's Personal Investing Policy(1). Even if you are not a "covered person" under the Personal Investing Policy, certain general principles apply to you, and you should not trade based on any Capital company's confidential, proprietary investment information where fund or client trades are likely to be pending or imminent.

      o Other types of information (for example, marketing plans, employment issues, shareholder identities, etc.) may also be confidential and should not be shared with individuals outside the company (except those retained to provide services for the Capital companies).

Excessive trading of Capital-managed Funds - You should not engage in excessive trading of the American Funds or any other Capital-managed investment vehicles worldwide to take advantage of short-term market movements. Excessive activity, such as a frequent pattern of exchanges, could involve actual or potential harm to shareholders or clients. Note that this applies to your spouse and any other immediate family members.

Ban on Participation in IPOs - Capital associates and their immediate family members residing in their household may not participate in Initial Public Offerings (IPOs). Although exceptions are rarely granted, they will be considered on a case-by-case basis, for example, where a family member is employed by the IPO Company and IPO shares are considered part of that family member's compensation.

Limitation on Service on Boards - Associates are discouraged from serving on the board of directors or advisory board of any public or private company (this does not apply to boards of Capital companies or funds). You must receive approval prior to serving on a board, except for boards of charitable organizations or other nonprofit organizations. In addition, certain associates will be sent a form annually and asked to disclose their board positions.

Failure to adhere to our Code of Ethics may result in disciplinary action being taken, including termination.

Annual Certification of Code of Ethics

Each associate will receive a copy of the Code of Ethics annually and is responsible for certifying in writing that they have read and understood the Code.

Reporting Violations

You have a responsibility to report any violations of our Code of Ethics, including: (i) fraud or illegal acts involving any aspect of our business; (ii) noncompliance with applicable laws, rules and regulations; (iii) intentional or material misstatements in our regulatory filings, internal books and records or client records or reports; or (iv) activity that is harmful to our clients or fund shareholders. Deviations from controls or procedures that safeguard the company,


------------

(1) Note that if you have access to non-public information regarding securities recommendations and holdings but you are not currently considered "covered" under the Personal Investing Policy (i.e., you do not receive a reporting form each quarter), you should contact the staff of the Personal Investing Committee to discuss.

Code of Ethics                                                    December 2005

                                    Exhibit M

including the assets of shareholders and clients, should also be reported. Reported violations of the Code of Ethics will be investigated and appropriate actions will be taken.

You can report confidentially to:

      o     Your manager or department head
      o     Capital's Audit Committee
      o     any other lawyer employed by the Capital organization

Capital Gifts and Entertainment Policy - Conflicts of Interest

      A conflict of interest occurs when the private interests of associates interfere or could potentially interfere with their responsibilities at work. Associates must not place themselves or the company in a position of actual or potential conflict. Associates may not accept gifts worth more than U.S. $100.00, excessive business entertainment, loans, or anything else involving personal gain from those who conduct business with the company. In addition, a business entertainment event exceeding U.S. $250.00 in value should not be accepted unless the associate receives permission from his/her manager or supervisor and the Gifts and Entertainment Policy Committee.

      Gifts or entertainment that are reimbursed by Capital do not need to be reported (or pre-cleared). The expenses, however, are subject to the approval of the associate's manager. When giving a gift or extending entertainment on behalf of Capital, it is important to keep in mind that giving an extravagant gift or entertaining excessively or lavishly may create the appearance of conflict. Associates should also be aware that certain laws or rules may prohibit or limit gifts or entertainment extended to public officials -- especially those responsible for investing public funds.

Charitable Contributions

      In soliciting donations from various people in the business community, associates must never allow the present or anticipated business relationships of Capital or any of its affiliates to be a factor in soliciting such contributions.

Reporting

      The limitations on accepting gifts apply to all associates as described above, and all associates will be asked to fill out quarterly disclosures. You must report any gift exceeding U.S. $50.00 in value and business entertainment in which an event exceeds U.S. $75.00 (although it is recommended that you report all gifts and entertainment).

Gifts and Entertainment Policy Committee

      The Gifts and Entertainment Policy Committee oversees administration of and compliance with the Policy.

Code of Ethics                                                    December 2005

                                    Exhibit M

Political Contributions Policy

Making Political Contributions - One of the objectives of Capital's Code of Ethics is to ensure that conflicts of interest do not arise as a result of an associate's position at Capital. Contributions (financial or non-financial) made to certain political campaigns may raise potential conflicts of interest because of the ability of certain office holders to direct business to Capital. For example, contributions to any person currently holding a city, county or state treasurer position or any candidate running for these offices may raise concerns. As a result, associates should not make contributions to any person currently holding these positions or running for these positions. Associates are also encouraged to seek guidance for contributions to other political offices that may have the power to influence the choice of a Capital company or the American Funds to manage public funds. These policies also apply to an associate's spouse. Pre-clear requests or questions may be directed to the staff of the Political Contributions Committee. The Political Contributions Committee will evaluate questions relating to potential political contributions considering, among other things: 1) an associate's relationship with the candidate (i.e., is the relationship a personal or business one) and 2) the candidate's current or potential relationship with Capital.

As a general matter, contributions to candidates for U.S. President, Senate, House of Representatives and contributions to national political parties are permissible (unless the candidate currently holds an office that may raise potential conflict of interest issues as described above). Likewise, unless you are subject to the special "CollegeAmerica" requirements (described below), contributions to State Governor and State Representative positions and state political parties are permissible.

Special Political Contribution Requirements - CollegeAmerica - Certain associates involved with "CollegeAmerica," the American Funds 529 College Savings Plan sponsored by the Commonwealth of Virginia will receive a special reporting form. These associates are subject to additional restrictions and reporting requirements. For example, these associates generally may not contribute to Virginia political candidates or parties, must report contributions to any other state or municipal candidates or parties, and must pre-clear Political Action Committee (PAC) contributions.

Soliciting Political Contributions - In soliciting political contributions from various people in the business community, you must never allow the present or anticipated business relationships of any Capital company to be a factor in soliciting such contributions.

Other Considerations - Please keep in mind that any political contributions that you make or solicit should be viewed as personal. Therefore, you should not use Capital letterhead for correspondence regarding these contributions, and you should not hold fundraising events in Capital offices.

Insider Trading

      Antifraud provisions of U.S. securities laws as well as the laws of other countries generally prohibit persons in possession of material non-public information from trading on or communicating the information to others. Sanctions for violations can include civil

Code of Ethics                                                    December 2005

                                    Exhibit M

injunctions, permanent bars from the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines and jail sentences.

While investment research analysts are most likely to come in contact with material non-public information, the rules (and sanctions) in this area apply to all Capital associates and extend to activities both within and outside each associate's duties. Any associate who believes that he or she may have material non-public information should contact a Capital lawyer.

Personal Investing Policy

      As an associate of The Capital Group Companies, you may have access to confidential information. This places you in a position of special trust. You are associated with a group of companies that is responsible for the management of many billions of dollars belonging to mutual fund shareholders and other clients. The law, ethics and our own policy place a heavy burden on all of us to ensure that the highest standards of honesty and integrity are maintained at all times.

      There are several rules that must be followed to avoid possible conflicts of interest in personal investments. Keep in mind, however, that placing the interests of clients and fund shareholders first is the core principle of our policies and applies even if the matter is not covered by a specific provision. The following is only a summary of the Capital Personal Investing Policy. Please refer to the Capital Personal Investing Policy for more detailed information about personal investing rules.

The following provisions apply only to associates covered under the Personal Investing Policy.

Covered Persons

      You are a "covered person" if you have access to non-public investment information relating to current or imminent fund/client transactions. If you are a "covered person" you should be receiving quarterly personal investing disclosure forms.

      Covered persons must conduct their personal securities transactions in such a way that they do not conflict with the interests of the funds and client accounts. This policy also includes securities transactions of family members living in the covered person's household and any trust or custodianship for which the associate is trustee or custodian. A conflict may occur if you, or a family member in the same household, or a trust or custodianship for which you are trustee or custodian, have a transaction in a security when the funds or client accounts are considering or concluding a transaction in the same security. For purposes of this Policy, "covered persons" include immediate family members living in the same household.

      Additional rules apply to "investment associates" including portfolio counselors/managers, investment analysts and research associates, trading associates including trading assistants,

Code of Ethics                                                    December 2005

                                    Exhibit M

and investment administration, portfolio control and fixed income control associates including assistants (see below).

Prohibited Transactions for Covered Persons

      o     IPO investments
      o Writing puts and calls on securities that are subject to pre-clearance
      o     Short sales of securities that are subject to pre-clearance

Initial and Annual Holdings Reports

Any associate that becomes a covered person must submit a list of portfolio holdings and securities accounts within 10 calendar days of becoming covered. In addition, all covered associates will be required to review and update their holdings and securities account information annually.

Pre-clearance of Securities Transactions

Covered persons must receive approval before buying or selling securities including (but not limited to):

      o stocks of companies (public or private, including purchases through private placements)
      o bonds (except U.S. government bonds or other sovereign government bonds rated AAA or Aaa or equivalent)
      o investments in/capital calls of venture capital partnerships and hedge funds
      o options on securities subject to pre-clearance (the exercise of options must also be pre-cleared)
      o     closed-end funds (including investment trust companies)
      o index funds or exchange-traded funds that are not on the pre-approved list of index funds/ETFs
      o transactions in securities subject to pre-clearance in IRAs (or company-sponsored retirement accounts) and in Personal Equity Plans
            (PEPs) and Individual Savings Accounts (ISAs) (available in the U.K.
            only) over which you have discretion

Before buying or selling securities, covered persons must check with the staff of the Personal Investing Committee.

Pre-clear requests will be handled during the hours the New York Stock Exchange ("NYSE") is open (generally 6:30am to 1:00pm Pacific Time).

You will generally receive a response within one business day. Unless a different period is specified, clearance is good until the close of the NYSE on the day that you check. Associates from offices outside the U.S. and/or associates trading on non-U.S. exchanges are usually granted enough time to complete their transaction during the next available trading day. If you have not executed your transaction within this period, you must again pre-clear your transaction. Note that investments in private companies (e.g., private placements) and venture capital partnerships must be pre-cleared and reported and are subject to special review. In addition, opportunities to acquire a stock that is "limited" (i.e.,

Code of Ethics                                                    December 2005

                                    Exhibit M

a broker-dealer is only given a certain number of shares to sell and is offering the opportunity to buy) would be subject to the Gifts and Entertainment Policy.

Exception for De Minimis Transactions

      The de minimis exception is NOT available for CIKK associates (a Capital company based in Tokyo) or associates considered investment associates.

      All other covered associates may execute one single transaction (either a buy or a sell) of 100 shares or less per issuer per calendar month without pre-clearance. You must, however, still report these trades on your quarterly form. If you request pre-clearance and are denied permission, you may not execute a de minimis transaction in that issuer without pre-clearance for a period of seven calendar days. Larger or more frequent share transactions must be pre-cleared.

Reporting Transactions

      Covered persons must submit quarterly disclosure of certain transactions. If you are covered, you will receive reporting forms each quarter that are due no later than 15 calendar days after the end of the quarter.2 Reports will be reviewed by the staff of the Personal Investing Committee. Transactions of securities (including fixed-income securities) or options must be pre-cleared as described above and reported except as outlined below:

Report Only (no need to pre-clear):

o     purchases and sales of CRMC Managed Funds
            Note that American Funds transactions in Capital's 401(k) or MRP accounts or in accounts held with American Funds Service Company
            (AFS)/Capital Bank & Trust (CB&T) where the account number has been previously disclosed need not be reported
o     purchases and sales of Other Capital Affiliated Funds
            Note that transactions in the LDO Personal Pension Plan need not be reported if you have a signed data release form on file with LDO Legal
o     purchases and sales of GIG Advised/Sub-Advised Funds and Insurance
      Products
o purchases and sales (including options and futures) of index funds or exchange traded funds that are on the pre-approved list of index funds/ETFs
o     participation in any CGII private equity fund/partnership
o de minimis transactions (see above) o distributions of stock from venture capital partnerships
o gifts or bequests (either receiving or giving) of securities (note that sales of securities, subject to pre-clearance, received as a gift must be both pre-cleared and reported)
o     sales pursuant to tender offers

-------------

(2) For compliance purposes, only those signed and dated greater than 30 days past the end of the quarter will be considered "late."

Code of Ethics                                                    December 2005

                                    Exhibit M
Do Not Pre-clear or Report:

      o open-end investment companies, except funds advised or sub-advised by any Capital company
            -     mutual funds (US & Canadian)
            -     UCITs (EU)
            -     OEICs (UK)
            -     Unit Trusts (UK)
            -     SICAVs (Luxembourg & French)
            -     FCPs (Luxembourg & French)
            -     Japanese Investment Trust Funds
            -     Japanese Investment Company Funds
                  (Note: all other funds should be pre-cleared and reported)
      o money market instruments or other short-term debt instruments with maturities (at issuance) of one year or less that are rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization or unrated but of equivalent quality
      o direct obligations of the U.S. Government or bonds issued by sovereign governments outside the U.S. that are rated AAA or Aaa or equivalent
      o     bankers' acceptances, CDs or other commercial paper
      o     currencies (including options and futures)
      o     commodities
      o transactions in accounts for which you have completely turned over investment decision-making authority to a professional money manager (see "Professionally Managed Accounts" below)

      Personal investing should be viewed as a privilege, not a right. As such, the Personal Investing Committee may place limitations on the number of pre-clearances and/or transactions.

Securities Accounts

1.    Disclosure of Securities Accounts

      The following types of accounts must be disclosed:
      o accounts currently holding reportable securities (including any accounts that hold funds advised or sub-advised by a Capital company including accounts held at AFS/CB&T)
      o     accounts that have the ability to hold reportable securities
      o PEP and ISA accounts that hold or have the ability to hold reportable securities
      o accounts where you (or an immediate family member residing with you) have completely turned over investment decision-making authority to a professional money manager

      You do not need to disclose accounts that can only hold cash, cash equivalents or open-end investment companies (i.e., mutual funds, OEICs, SICAVs, FCPs, UCITs, Unit Trusts (U.K.) or Japanese investment trusts and investment company funds) other than American Funds or other funds managed by Capital Group

Code of Ethics                                                    December 2005

                                    Exhibit M

2.    Duplicate Account Statements and Trade Confirmations

      Duplicate statements and trade confirmations (or other equivalent documentation) are required for accounts currently holding or have the ability to hold securities that are subject to pre-clearance and/or reporting. (This includes 401k and other retirement accounts with previous employers and excludes American Funds accounts where records are held at American Funds Service Company and the account information has been previously disclosed and the LDO Personal Pension Plan where a signed data release form is on file with LDO Legal). Covered persons should inform their investment broker-dealer, bank, securities firm or money management firm that they are employed by an investment management organization.

      In addition, covered persons must direct their broker-dealer, bank, securities firm or money management firm to send duplicate trade confirmations and account statements (or other equivalent documentation) for all new or existing accounts on a timely basis to the appropriate address listed below. If they are not able to send duplicates directly, you should submit copies of all trade confirmations (or other equivalent documentation) and account statements as soon as they become available.

      All documents received are kept strictly confidential and are maintained by LAO

      Legal in accordance with applicable Federal Securities laws.(3) If your broker requires a letter requesting duplicate trade confirmations and monthly statements, please contact the staff of the Personal Investing Committee.

      If your broker will be sending confirmation statements for an immediate family member with a different last name than you, you should inform the staff of the Personal Investing Committee with the name of the family member and that person's relationship to you.

3.    Professionally Managed Accounts

      If you have an account where you have completely turned over decision-making authority to a professional money manager (who is not covered by our policy), you should have a signed "Professionally Managed Account Exception Memo" on file with the staff of the Personal Investing Committee. (This memo is not required for Personal Investment Management "PIM" accounts.) You must disclose the existence of these accounts and provide the account numbers on your personal investing disclosure forms. You do not need to pre-clear or report securities transactions in these accounts.

Additional Policies for "Investment Associates"

1.    Investment Associates

      Unless otherwise specified, the term "investment associates" includes: portfolio counselors/managers, investment analysts and research associates, trading associates

---------------
(3) Information about particular transactions may be provided to an associate's supervisor or appropriate Human Resources manager by Personal Investing Committee staff where the transactions are in violation of the Policy, may impact the associate's job performance, or raise conflict of interest-related issues.

Code of Ethics                                                    December 2005

                                    Exhibit M

including trading assistants, and investment administration, portfolio control and fixed income control including assistants.

2.    Disclosure of Personal Ownership of Recommended Securities

      Portfolio counselors/managers and analysts will be asked on a regular basis to disclose securities that they own both personally and professionally and, for analysts, securities that they hold personally that are within their research coverage. This disclosure will be reviewed on a periodic basis by the staff of the Personal Investing Committee and may also be reviewed by the CRMC and CGTC Executive Committees or other appropriate Capital Committees. In addition, to the extent that disclosure has not already been made to the Personal Investing Committee (by including information on the quarterly form), any associate who is in a position to recommend the purchase or sale of securities by the fund or client accounts that s/he personally owns should first disclose such ownership either in writing (in a company write-up) or verbally (when discussing the company at investment meetings) prior to making a recommendation.4 If you have any questions, you should contact the staff of the Personal Investing Committee.

3.    Blackout Periods

      Investment associates may not buy or sell a security during a period beginning seven calendar days before and ending seven calendar days after a fund or client account transacts in that issuer. The blackout period applies to trades in the same management company with which the associate is affiliated. If a fund or client account transaction takes place in the seven calendar days following a pre-cleared transaction by an investment associate, the personal transaction may be reviewed by the Personal Investing Committee to determine the appropriate action, if any. For example, the Committee may recommend that the associate be subject to a price adjustment to ensure that he or she has not received a better price than the fund or client account.

4.    Ban on short-term trading profits

      Investment associates are generally prohibited from profiting from the purchase and sale or sale and purchase of the same (or equivalent) securities within 60 days. This restriction applies to the purchase of an option and the exercise of the option within 60 days.

Other Considerations

      Associates may not accept negotiated commission rates or any other terms that they believe may be more favorable than the broker-dealer grants to accounts with similar characteristics. U.S. broker-dealers are subject to certain rules designed to prevent favoritism toward such accounts.


-----------------

(4) Note that this disclosure requirement is consistent with both AIMR standards as well as the ICI Advisory Group Guidelines.

Code of Ethics                                                    December 2005

                                    Exhibit M

      In addition material outside business interests may give rise to potential conflicts of interest. Associates are asked to report if they are a senior officer of or own more than 5% of any private or public company that is or potentially may be doing business with any Capital company or with the American Funds. This reporting requirement also applies to any immediate family member residing within the associate's household.

Personal Investing Committee

      Any questions or hardships that result from these policies or requests for exceptions should be referred to Capital's Personal Investing Committee.


Code of Ethics                                                    December 2005